Exhibit 10.2

October 4, 2015

Edward Russell
437 B Avenue
San Diego, CA 92118

Dear Ed:

We are pleased to extend the following offer of employment to you:

Title:	Senior Vice President, Global Commercial Operations

Reporting to:	Doug Bryant, President & CEO

Compensation:	$13,846.15 bi-weekly ($360,000 annualized)

Annual Bonus:	You will participate in the bonus plan with a target bonus of 60% at achievement of plan. Eligibility for the Incentive Compensation Plan (ICP) begins in 2016.

New Hire Equity:
You will receive a new hire grant equal to $500,000 in total value with half of such value awarded in the form of non-qualified stock options (vesting over four years with 25% vesting annually on each anniversary of the grant date) and half of such value in the form of time-based restricted stock (cliff vesting at the end of four years). The purchase price will be the closing NASDAQ market price of Quidel’s stock on your actual start date.

Vacation:
Vacation for employees at the director level and above is untracked. That means there is no accrual account but instead you take vacation in consultation with your supervisor as your work allows. Members of the leadership team take an average of four weeks of vacation per year.

Edward Russell

Change in Control

Agreement:	You will be provided with change of control protection. Details of this protection are contained in the attached Agreement re: Change in Control.

Start Date:	TBD

In addition to the above, as a Quidel employee, you will be eligible to participate in our benefits programs, which will take effect on your first day of employment. The specific details of these benefit plans will be provided to you upon your employment.

As a condition of employment with Quidel Corporation, you will be required to: (1) read, sign and return one copy of the enclosed Invention and Confidential Information Agreement; (2) read, sign and return one copy of the “Certificate of Acknowledgement” of the enclosed Employee Code of Conduct; (3) read, sign and return one copy of the enclosed Post Offer Veteran Self ID form; (4) read, sign and return one copy of the enclosed Voluntary Self-Identification of Disability form; and (5) on your first day of employment, provide original documents from the enclosed List of Acceptable Documents (I-9) which prove your identity and right to work in the United States.

This offer of employment is contingent upon successfully passing a pre-employment drug screen, background and reference check. We will be in contact with you to set up your drug screen appointment, which must be completed as soon as reasonably possible.

Quidel Corporation is an at-will employer. This means that you have the right to terminate your employment with Quidel at any time, for any reason, with or without notice. Similarly, Quidel has the right to terminate the employment relationship at any time, for any reason, with or without notice. Any contrary representations, which may have been made to you, are superseded by this offer. Any modifications to this “at-will” term of your employment must be in writing and signed by you and Quidel’s President & CEO.

This offer expires three business days after the date of this letter. Please indicate your acceptance of our offer by signing and returning a copy of this letter to Human Resources as soon as possible.

Edward Russell

Ed, on behalf of Quidel’s Senior Leadership and Board of Directors, we look forward to having you join us as we work together to provide quality products to the medical community and to create value for the employees and shareholders of Quidel Corporation.

Sincerely,

/s/ Phyllis H. Sarkaria

Phyllis H. Sarkaria
Vice President, Human Resources

cc:    Doug Bryant, President & CEO
Human Resources (for file)

Enclosures

I have read, understand and accept these terms and conditions of employment. I further understand that while my salary, benefits, job title and job duties may change from time to time without a written modification of this agreement, the at-will term of my employment is a term of employment which cannot be altered or modified except in writing, signed by me and Quidel’s President & CEO.

/s/ Edward K. Russell	October 5, 2015
Signature	Date